As filed with the Securities and Exchange Commission on September 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONIDA SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2678809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14755 Preston Road, Suite 810

Dallas, Texas 75254

(972) 770-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Brickman

Senior Vice President, General Counsel and Secretary

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

(972) 770-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Conneely

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

(214) 855-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated September 27, 2024

Prospectus

SONIDA SENIOR LIVING, INC.

Up to 7,126,318 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, of up to 7,126,318 shares of the common stock, par value $0.01 per share (the “common stock”), of Sonida Senior Living, Inc. (“Sonida” or the “Company”), by the selling stockholders named in this prospectus (the “Selling Stockholders”).

With respect to the shares of our common stock covered by this prospectus: (1) 5,026,318 shares were issued by us to certain Selling Stockholders in a private placement transaction that occurred in two closings on February 1, 2024 and March 22, 2024, and (2) 2,100,000 shares were acquired by certain Selling Stockholders in an underwritten public offering that closed on August 19, 2024.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the common stock hereunder.

The Selling Stockholders may sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Stockholders and the times and manners in which they may offer and sell such shares of common stock is described under the sections entitled “Selling Stockholders” and “Plan of Distribution,” respectively, in this prospectus. While we will bear all costs, expenses and fees in connection with the registration of such shares, we will not receive any of the proceeds from the sale of such shares by the Selling Stockholders.

Our common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the ticker symbol “SNDA.” On September 26, 2024, the last reported sale price of our common stock on the NYSE was $26.24.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

The address of our principal executive offices is 14755 Preston Road, Suite 810, Dallas, Texas 75254. Our phone number is (972) 770-5600.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus and in Item 1.A. Risk Factors in the Company’s most recent Annual Report on Form 10-K and the other filings the Company makes with the Securities and Exchange Commission from time to time before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 27, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is filed in conjunction with a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the Selling Stockholders may from time to time offer and sell or otherwise dispose of up to 7,126,318 shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the headings “Available Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to make any representation or provide any different information to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

Unless otherwise indicated, all references in this prospectus to “Sonida,” the “Company,” “we,” “us,” and “our” mean Sonida Senior Living, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes also refer to our common stock as the “securities.”

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, operating results, cash flows and financial condition and could result in a partial or complete loss of your investment.

SONIDA SENIOR LIVING, INC.

We are a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. We provide compassionate, resident-centric services and care as well as engaging programming operating 83 senior housing communities in 20 states with an aggregate capacity of approximately 9,000 residents, including 70 communities which we own (including eight communities in which we own varying interests through two separate joint ventures), and 13 communities that we manage on behalf of a third-party.

Our operating strategy is to provide value to our senior living residents by providing quality senior living services at reasonable prices, while achieving and sustaining a strong, competitive position within our geographically concentrated regions, as well as continuing to enhance the performance of our operations. We generally provide senior living services to the 75+ population, including independent living, assisted living, and memory care services at reasonable prices. Many of our communities offer a continuum of care to meet each of their resident’s needs as they change over time. This continuum of care, which integrates independent living, assisted living, and memory care that may be bridged by home care through independent home care agencies, sustains our residents’ autonomy and independence based on their physical and mental abilities.

Our corporate office is located at 14755 Preston Road, Suite 810, Dallas, Texas 75254. Our phone number is (972) 770-5600 and our website address is www.sonidaseniorliving.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our Internet website address is www.sonidaseniorliving.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus or any prospectus supplement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in our securities, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus (1) the documents listed below, (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement, and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC (including information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit), which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 10, 2024 and August 12, 2024, respectively;

•

the portions of our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders filed with the SEC on April  26, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•

our Current Reports on Form 8-K, filed with the SEC on February 6, 2024, March  22, 2024, March  27, 2024, April  1, 2024, May  13, 2024, June  3, 2024, June  7, 2024, July  3, 2024, August  15, 2024 and August 19, 2024; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 3, 1997, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Sonida Senior Living, Inc.

14755 Preston Road, Suite 810

Dallas, Texas 75254

(972) 770-5600

Attention: David R. Brickman

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference include forward-looking statements within the meaning of sections 27A of the Securities Act and 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements can be identified by the use of forward looking terminology including “may,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “should” or other similar words.

Forward-looking statements are not guarantees of performance. We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. No assurance can be given that these assumptions are accurate. Moreover, these statements are subject to a number of risks and uncertainties. Important factors that could cause our actual results to differ materially from the expectations reflected in our forward-looking statements include those described under “Risk Factors” in Item 1A and elsewhere in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, and, among others, the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; increases in market interest rates that increase the cost of certain of its debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to improve and maintain controls over financial reporting and remediate the identified material weakness discussed in our recent Quarterly and Annual Reports filed with the SEC; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates, the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; and changes in accounting principles and interpretations.

Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements may not occur, and you should not place any undue reliance on any of our forward-looking statements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the Selling Stockholders, and we will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders consist of up to 7,126,318 shares of common stock, of which (1) 5,026,318 shares were issued by us to certain Selling Stockholders in a private placement transaction that occurred in two closings on February 1, 2024 and March 22, 2024, and (2) 2,100,000 shares were acquired by certain Selling Stockholders in an underwritten public offering that closed on August 19, 2024. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholders as of September 13, 2024.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the shares of common stock issued or issuable to the Selling Stockholders in the transactions described above. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Prior to the Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	After the Offering
Name of Selling Stockholders(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned(2)		Number of Shares of Common Stock Beneficially Owned(4)	Percentage of Shares of Common Stock Beneficially Owned(2)
Conversant Capital LLC(5)	11,723,311	53.9%	5,007,895	6,715,416	30.9%
Seymour Pluchenik(6)	2,699,593	12.4%	1,828,948	870,645	4.0%
Solas Capital Management, LLC(7)	582,917	2.7%	236,843	346,074	1.6%
Paul J. Isaac(8)	348,209	1.6%	52,632	295,577	1.4%

(1)	The information in this table and the related notes is based upon information supplied by the Selling Stockholders and publicly-available SEC filings.
(2)

The percentages indicated are based on the sum of (i) 19,070,277 shares of our common stock issued and outstanding on September 13, 2024, plus (ii) 1,281,205 shares of our common stock issuable in the aggregate upon conversion of the Series A Preferred Stock (as defined below) held by Conversant Dallas Parkway (A) LP (“Conversant A”) and Conversant Dallas Parkway (B) LP (“Conversant B”), which assumes that the Company will pay the next quarterly dividend on the Series A Preferred Stock due on September 30, 2024 in cash, plus (iii) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of our warrants held by Conversant A and Conversant B, plus (v) 350,000 shares of our common stock issuable to Conversant A and Conversant B upon draws by us under the Commitment Agreement (as defined below).

(3)

Assumes none of the shares of common stock offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

(4)	Assumes that, after the date of this prospectus and prior to completion of this offering, the Selling Stockholders will not acquire additional shares of common stock or other securities.
(5)

Consists of (i) 5,266,159 shares of our common stock held by Conversant A, (ii) 1,358,686 shares of our common stock held by Conversant B, (iii) 1,032,216 shares of our common stock held by Conversant Dallas Parkway (D) LP (“Conversant D”), and (iv) 1,403,815 shares of our common stock held by Conversant PIF

Aggregator A LP (“Conversant Aggregator A” and, together with Conversant A, Conversant B and Conversant D, the “Conversant Investors”), plus (v) 1,281,205 shares of our common stock issuable in the aggregate upon conversion of the Series A Preferred Stock held by Conversant A and Conversant B, plus (vi) 1,031,250 shares of our common stock issuable in the aggregate upon exercise of our warrants held by Conversant A and Conversant B, plus (vii) 350,000 shares of our common stock issuable to Conversant A and Conversant B upon draws by us under the Commitment Agreement.

The address of the Conversant Investors is c/o Conversant Capital LLC, 25 Deforest Avenue, Summit, NJ 07901. Conversant A, Conversant B and Conversant D are alternative investment vehicles of Conversant GP Holdings LLC (“Conversant GP”) established for purpose of investing in the Company’s securities. Conversant Aggregator A is an alternative investment vehicle of Conversant Private GP LLC (“Conversant Private GP”) established for purpose of investing in the Company’s securities. Conversant Capital, LLC (“Conversant Capital”) is the investment manager of and makes investment decisions for the Conversant Investors. Michael J. Simanovsky is the managing member of Conversant Capital. Conversant GP is the general partner of each of Conversant A, Conversant B and Conversant D. Conversant Private GP is the general partner of Conversant Aggregator A. Mr. Simanovsky is the managing member of Conversant GP and Conversant Private GP. By virtue of these relationships, each of Conversant Capital, Conversant GP, Conversant Private GP and Mr. Simanovsky may be deemed to beneficially own the shares of our common stock (including the shares of our common stock issuable upon conversion of Series A Preferred Stock, upon exercise of warrants to purchase our common stock or upon draws by us under the Commitment Agreement) owned directly by the Conversant Investors.

The Conversant Investors, Conversant GP, Conversant Private GP, Conversant Capital and Mr. Simanovsky do not have sole voting or sole dispositive power with respect to any shares. Conversant A has shared voting power and shared dispositive power with respect to 7,753,089 shares, Conversant B has shared voting power and shared dispositive power with respect to 1,534,211 shares, Conversant D has shared voting power and shared dispositive power with respect to 1,032,216 shares, Conversant Aggregator A and Conversant Private GP have shared voting power and shared dispositive power with respect to 1,403,815 shares, Conversant GP has shared voting power and shared dispositive power with respect to 10,319,516 shares, and Mr. Simanovsky and Conversant Capital have shared voting power and shared dispositive power with respect to 11,723,371 shares.

The foregoing information regarding the Conversant Investors, Conversant GP, Conversant Private GP, Conversant Capital, Mr. Simanovsky, and their respective beneficial ownership of shares of our common stock is based solely on an Amendment No. 5 to Schedule 13D filed on August 21, 2024.

(6)

Consists of (i) 2,456,841 shares of our common stock held by Silk Partners, LP (“Silk”), and (ii) 242,752 shares of our common stock held by PF Investors, LLC (“PF Investors”). The address of Silk and PF Investors is c/o GF Investments, 810 Seventh Avenue, 28th Floor, New York, NY 10019.

Siget NY Partners, L.P. (“Siget NY”) is the general partner of Silk. Sam Levinson is the chief investment officer of Siget NY. 1271 Associates, LLC (“1271 Associates”) is the general partner of Siget NY. Simon Glick and Seymour Pluchenik are the managing members of 1271 Associates. By virtue of these relationships, each of Siget NY, 1271 Associates and Messrs. Levinson, Glick and Pluchenik may be deemed to beneficially own the shares of our common stock owned directly by Silk. Mr. Pluchenik is the manager of PF Investors, and by virtue of this relationship, Mr. Pluchenik may be deemed to beneficially own the shares of our common stock owned directly by PF Investors.

Siget NY, 1271 Associates, and Messrs. Levinson, Glick and Pluchenik do not have sole voting power or sole dispositive power with respect to any shares. Mr. Pluchenik has shared voting power and shared dispositive power with respect to 2,699,593 shares and Mr. Levinson, Mr. Glick, Siget NY and 1271 Associates have shared voting power and shared dispositive power with respect to 2,456,841 shares. Silk has sole voting power and sole dispositive power with respect to 2,456,841 shares and PF Investors has sole voting power and sole dispositive power with respect to 242,752 shares. Silk and PF Investors do not have shared voting power or shared dispositive power with respect to any shares.

The foregoing information regarding Silk, PF Investors, Siget NY, 1271 Associates, Messrs. Levinson, Glick and Pluchenik, and their respective beneficial ownership of shares of our common stock is based solely on an Amendment No. 11 to Schedule 13D filed on August 19, 2024.

(7)

Solas Capital Management, LLC (“Solas Capital”) serves as the investment manager to two private funds (the “Funds”) and as sub-adviser to another private fund (the “Other Fund”), which hold the shares of our common stock for the benefit of their investors. Mr. Frederick Tucker Golden, as Portfolio Manager of Solas Capital with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of our common stock held by the Funds and by the Other Fund.

The address of Solas Capital is 1063 Post Road, Floor 2, Darien, CT 06820.

The foregoing information regarding Solas Capital, the Funds, the Other Fund and their respective beneficial ownership of shares of our common stock is based solely on information provided to us by Solas Capital in connection with the preparation and filing of this prospectus.

(8)

Consists of (i) 52,632 shares of our common stock beneficially owned by Mr. Isaac, (ii) 278,961 shares of our common stock beneficially owned by Arbiter Partners Capital Management LLC (“Arbiter”); (iii) 6,100 shares of our common stock beneficially owned by Paul J. Isaac Charitable Lead Annuity Trust (“PJI CLAT”); (iv) 4,780 shares of our common stock beneficially owned by Karen C. Isaac; (v) 2,799 shares of our common stock beneficially owned by 9 Interlaken Partners LLC (“9IP”); (vi) 1,680 shares of our common stock beneficially owned by Abigail E. Isaac; (vii) 699 shares of our common stock beneficially owned by Samuel F. Isaac; and (viii) 558 shares of our common stock beneficially owned by Johanna H. Isaac

Arbiter is a registered investment adviser that manages and/or administers Arbiter Partners QP LP, an affiliated investment fund, and various accounts, including accounts for the benefit of the family of Paul J. Isaac. Mr. Isaac controls Arbiter. The shares of our common stock reported on this line are deemed to be beneficially owned by Mr. Isaac and include the securities beneficially owned by Arbiter Partners QP LP and all accounts managed and/or administered by Arbiter. Mr. Isaac disclaims beneficial ownership of the shares of our common stock beneficially owned by Arbiter for all purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), except to the extent of his pecuniary interest therein.

Mr. Isaac is the grantor and manager of PJI CLAT. Mr. Isaac disclaims beneficial ownership of the shares of our common stock beneficially owned by PJI CLAT for all purposes of Section 16, except to the extent of his pecuniary interest therein.

Karen C. Isaac is Mr. Isaac’s spouse. Mr. Isaac disclaims beneficial ownership of the shares of our common stock beneficially owned by Mr. Isaac’s spouse for all purposes of Section 16, except to the extent of his pecuniary interest therein.

Mr. Isaac is the manager of 9IP. Mr. Isaac disclaims beneficial ownership of the shares of our common stock beneficially owned by 9IP for all purposes of Section 16, except to the extent of his pecuniary interest therein.

Abigail E. Isaac, Samuel F. Isaac and Johanna H. Isaac are Mr. Isaac’s children. Mr. Isaac disclaims beneficial ownership of the shares of our common stock beneficially owned by Mr. Isaac’s children for all purposes of Section 16, except to the extent of his pecuniary interest therein.

The address of Paul J. Isaac is c/o Arbiter Partners Capital Management LLC, 530 Fifth Avenue, 20th Floor, New York, NY 10036.

The foregoing information regarding Mr. Isaac, and his beneficial ownership of shares of our common stock is based solely on information provided to us by such Selling Stockholder in connection with the preparation and filing of this prospectus.

Other Material Relationships with the Selling Stockholders

Investor Rights Agreement

In November 2021, the Company entered into the Investor Rights Agreement with Conversant A, Conversant B, and Silk (the “Investor Rights Agreement”), which Investor Rights Agreement pertains to, among other things, the appointment of a certain number of designees of Conversant A and Silk, respectively, to the Company’s Board of Directors (the “Board”). Pursuant to the terms of the Investor Rights Agreement, Conversant A is entitled to designate four individuals to be appointed to the Board and the Chairman of the Board and Silk is entitled to designate two individuals to be appointed to the Board. Conversant A has designated Benjamin P. Harris, David W. Johnson, Robert T. Grove, and Elliot R. Zibel as its director designees with Mr. Johnson as Chairman of the Board and Silk has designated Noah R. Beren and Shmuel S.Z. Lieberman as its director designees. Such individuals were appointed to the Board in November 2021, other than Mr. Grove who was appointed to the Board in June 2024 as a replacement designee.

The Investor Rights Agreement also provides Conversant A with consent rights with respect to certain material actions by the Company and Conversant A and Conversant B with certain pre-emptive rights, in each case, subject to the terms and conditions set forth therein.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, a copy of which the Company filed with the SEC as Exhibit 10.1 to a Current Report on Form 8-K on November 4, 2021.

Registration Rights Agreement

In November 2021, the Company, Conversant A and Conversant B entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company filed a shelf registration statement registering the resale of up to 6,941,912 shares of common stock held by or issuable to Conversant A and Conversant B (the “Registrable Securities”) and such registration statement was declared effective by the SEC on October 25, 2023. In addition, the Registration Rights Agreement provides that, subject to certain requirements and customary conditions, Conversant A and Conversant B are permitted to make one demand that the Company file a registration statement to register the Registrable Securities and within any 12-month period, one demand that the Company consummate a “takedown” off of any such registration statement. The Registration Rights Agreement also provides Conversant A, Conversant B and their affiliates with “piggy-back” registration rights. The Company is required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which the Company filed with the SEC as Exhibit 10.2 to a Current Report on Form 8-K on November 4, 2021.

Warrant Agreement

In November 2021, the Company entered into a warrant agreement with Computershare, Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”), pursuant to which Conversant A and Conversant B received an aggregate of 1,031,250 warrants, each evidencing the right to purchase one share of common stock at a price per share of $40.00, subject to certain adjustments. The warrants may be exercised (which exercise may be a “cashless exercise”) until 5:00 p.m. New York City time on November 3, 2026.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agreement, a copy of which the Company filed with the SEC as Exhibit 10.3 to a Current Report on Form 8-K on November 4, 2021.

Equity Commitment Agreement

In June 2023, the Company, Conversant A and Conversant B entered into an equity commitment agreement, dated June 29, 2023 (the “Commitment Agreement”), pursuant to which the Company has the right, but not the obligation, to sell up to $13.5 million of shares of common stock to Conversant A and Conversant B at a price of $10.00 per share. The Commitment Agreement has a term of 18 months and the Company paid Conversant A and Conversant B a commitment fee of $675,000 through the issuance of 67,500 shares of common stock. As of September 13, 2024, the Company has made total equity draws of $10.0 million and issued an aggregate of 1,000,000 shares of common stock to Conversant A and Conversant B under the Commitment Agreement. The Company registered the resale of all of the 1,417,500 shares of common stock issued or issuable to Conversant A and Conversant B pursuant to the Commitment Agreement (including the shares of common stock issued to Conversant A and Conversant B as a commitment fee).

The foregoing description of the Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Agreement, a copy of which the Company filed with the SEC as Exhibit 10.4 to a Current Report on Form 8-K on July 5, 2023.

Securities Purchase Agreement

In February 2024, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Conversant A, Conversant B, Silk, PF Investors, affiliates of Solas Capital and Paul J. Isaac (the “Investors”) pursuant to which the Investors agreed to purchase from the Company, and the Company agreed to sell to the Investors, in a private placement transaction pursuant to Section 4(a)(2) of the Securities Act (the “Private Placement”), an aggregate of 5,026,318 shares of common stock at a price of $9.50 per share. The Private Placement occurred in two closings. At the first closing, which was completed on February 1, 2024, the Company issued and sold an aggregate of 3,350,878 shares of common stock to the Investors and received gross cash proceeds of approximately $31.8 million. At the second closing, which occurred on March 22, 2024, the Company issued and sold the remaining 1,675,440 shares of common stock to the Investors and Conversant D and received additional gross cash proceeds of approximately $15.9 million.

The Securities Purchase Agreement also provides that, as soon as reasonably practicable following the second closing of the Private Placement and no later than September 30, 2024, the Company will use its commercially reasonable efforts to prepare and file with the SEC a registration statement of the Company registering the resale of all of the shares of common stock sold pursuant to the Securities Purchase Agreement. This registration statement is being filed to satisfy such obligations.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, a copy of which the Company filed with the SEC as Exhibit 10.1 to a Current Report on Form 8-K on February 6, 2024.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and related provisions of our Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and our Second Amended and Restated Bylaws, as amended, or our Bylaws. The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

As of September 13, 2024, our authorized capital stock consisted of 30,000,000 shares of common stock, par value $0.01 per share, of which 19,070,277 shares were issued and outstanding, and 15,000,000 shares of preferred stock, par value $0.01 per share, of which 41,250 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”). Our Series A Convertible Preferred Stock was issued in a private placement pursuant to Section 4(a)(2) of the Securities Act and has not been registered pursuant to Section 12 of the Exchange Act. As of September 13, 2024, there were no shares of our preferred stock issued and outstanding, except with respect to our Series A Preferred Stock, of which 41,250 shares were issued and outstanding.

Common Stock

Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our common stock from time to time upon such terms and for such consideration as may be determined by our Board. Generally, the issuance of common stock, up to the aggregate amounts authorized by our Certificate of Incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Dividend Rights. The holders of our common stock are entitled to receive dividends (payable in cash, stock or otherwise), subject to any rights and preferences of any outstanding preferred stock, but only when and as declared by our Board out of the assets legally available for dividend payments.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, after there is paid to or set aside for the holders of any class of stock having preference over our common stock the full amount to which such holders are entitled, then the holders of the common stock, shall be entitled, after payment or provision for payment of all debts and liabilities of our company, to receive the remaining assets of our company available for distribution.

Other Matters. Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SNDA.” Our transfer agent and registrar is Computershare Trust Company, N.A.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Preferred Stock

Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, we may issue our preferred stock in one or more series from time to time upon such terms and for such consideration as may be determined by our Board. Generally, the issuance of preferred stock, up to the aggregate amounts authorized by our Certificate of Incorporation and any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, will not require approval of our stockholders. Our Board has the authority to determine the number of shares of, and the rights, preferences and limitations of, each series of preferred stock, including, without limitation, the dividend rights, voting powers, preemptive rights, conversion or exchange rights, redemption rights, and liquidation preferences of any series of preferred stock.

Series A Preferred Stock

The rights, preferences, privileges and restrictions of shares of the Series A Preferred Stock have been fixed in a Certificate of Designation, Rights and Privileges of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) and the material provisions are described below. The following description of our Series A Preferred Stock is intended as a summary only and does not purport to be complete, and is qualified in its entirety by reference to the Series A Certificate of Designation, our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We urge you to read the Series A Certificate of Designation because it, and not this description, defines the rights of holders of shares of Series A Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series A Preferred Stock ranks (i) senior to common stock and all other classes and series of capital stock of the Company that do not expressly rank on a parity basis with or senior to the Series A Preferred Stock (“Junior Stock”), (ii) on a parity basis with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Parity Stock”) and (iii) junior to each other class or series of capital stock of the Company authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividends or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (“Senior Stock”) and to all existing and future indebtedness and other non-equity claims on the Company.

Shares of the Series A Preferred Stock are entitled to participate on an as-converted basis in common stock dividends (“Participating Dividends”). In addition, each holder of the Series A Preferred Stock is entitled to receive, when, as and if authorized and declared by our Board, dividends accruing daily on the basis of twelve 30-day months and a 360-day year, at a per annum rate of 11.00% of the Liquidation Preference per share of Series A Preferred Stock, which will be either paid in cash or paid in kind as an increase to the Liquidation Preference of the Series A Preferred Stock (“Preferred Dividends”). The Preferred Dividends are cumulative, whether or not declared, compound quarterly and are paid quarterly in arrears on the last day of March, June, September and December in each year, commencing on the first such date following the date of issuance. So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash, the Company will be prohibited from declaring any dividends on, or making any distributions relating to, Junior Stock or Parity Stock, subject to certain exceptions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders will be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into common stock. The “Liquidation Preference” with respect to any share of Series A Preferred Stock will be $1,000 per share, plus the sum of any Preferred Dividends paid in the form of an increase in the Liquidation Preference of such share, plus the sum of all accrued and unpaid Preferred Dividends and Participating Dividends.

Holders of the Series A Preferred Stock are entitled to vote with the holders of the common stock on all matters submitted to a vote of stockholders of the Company, except as otherwise provided in the Series A Certificate of Designation or as required by applicable law, voting together with the holders of common stock as a single class. Each holder is entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited.

For so long as any shares of the Series A Preferred Stock are outstanding the prior affirmative vote of at least a majority of the then-issued and outstanding shares of Series A Preferred Stock, voting as a separate class, will be required to (i) amend the Certificate of Incorporation or Bylaws in a manner adverse to the Series A Preferred Stock, (ii) amend the Series A Certificate of Designation, (iii) authorize or increase the number of authorized shares of Parity Stock or Senior Stock, and (iv) solely for so long as Conversant A (as defined below) has the consent rights set forth in the Investor Rights Agreement, incur indebtedness if the aggregate amount of indebtedness of the Company and its subsidiaries immediately after such incurrence is in excess of 105% of the aggregate amount of indebtedness of the Company and its subsidiaries in the prior calendar year as of December 31.

If a Change of Control (as defined in the Series A Certificate of Designation) occurs, then each holder will have the right to require the Company to repurchase in whole or in part such holder’s Series A Preferred Stock for a cash purchase price equal to the Change of Control Price (as defined below). Further, if a Change of Control occurs in which the Change of Control Price in respect of a share of Series A Preferred Stock exceeds an amount equal to 150% of the Liquidation Preference in respect of such share of Series A Preferred Stock, the Company will have the right, at its sole option, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock at an amount in cash equal to the greater of (A) 100% of the Liquidation Preference for such share and (B) the fair market value of the property such holder would have received in respect of the number of shares of common stock that would have been issuable upon conversion of such share of Series A Preferred Stock in connection with the Change of Control (the “Change of Control Price”).

The Series A Preferred Stock is redeemable, in whole or in part, at the option of the Company at any time (i) on or after the forty-two (42) month anniversary (and before the seventh anniversary) of the Closing Date (as defined below), at a cash redemption price per share of Series A Preferred Stock equal to the greater of (A) 100% of the Liquidation Preference as of the date fixed for redemption thereof and (B) an amount equal to (1) the number of shares of common stock issuable upon conversion of such share of Series A Preferred Stock as of the redemption date multiplied by (2) the VWAP (as defined in the Series A Certificate of Designation) of the common stock for the 30 trading days immediately preceding (and not including) the date on which notice of such redemption is given and (ii) on or after the seventh anniversary of the Closing Date, at a redemption price per share equal to 100% of the Liquidation Preference as of the redemption date. In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata among holders. The Company is only permitted to redeem the Series A Preferred Stock in part if (i) the aggregate cash redemption price is at least $5 million and (ii) immediately following such partial redemption, (a) Conversant A, Conversant B and their affiliates beneficially own at least 17% of the outstanding shares of common stock on an as-converted basis, or (b) no shares of Series A Preferred Stock will remain outstanding.

Each holder has the right to convert (an “Optional Conversion”) each share of such holder’s Series A Preferred Stock at any time into (i) the number of shares of common stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price (as defined below) as of the applicable conversion date and (ii) cash in lieu of fractional shares. The Company has the right, exercisable at its option, to designate any business day on or after the third anniversary of the Closing Date as a conversion date for the conversion of all, but not less than all of the outstanding shares of Series A Preferred Stock, but only if the VWAP per share of common stock exceeds 150% of the Conversion Price for the 30 consecutive trading days immediately preceding the date the Company gives notice of such election to convert shares of Series A Preferred Stock (a “Mandatory Conversion”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding that is to be converted pursuant to such Mandatory Conversion will be converted into (i) the number of shares of common stock equal to the quotient of (a) the Liquidation Preference divided by (b) the Conversion Price as of the applicable conversion date and (ii) cash in lieu of fractional shares. The “Conversion Price” is initially $40.00 per share of common stock; provided, that the Conversion Price is subject to customary anti-dilution adjustments as provided in the Series A Certificate of Designation. If any such event occurs, the number of shares of common stock issuable upon conversion may be higher than the initial number of shares designated under the Series A Certificate of Designation.

Outstanding Warrants

In connection with certain financing transactions completed in November 2021, the Company, among other things, issued to Conversant A and Conversant B an aggregate of 1,031,250 warrants each evidencing the right to purchase one share of common stock at a price per share of $40.00, subject to certain adjustments, and with an exercise expiration date of five years after the closing date of such financing transactions.

Registration Rights

Under our retirement and separation agreement with Lawrence A. Cohen, our former Chief Executive Officer, Vice Chairman of the Board and director, we and Mr. Cohen remain subject to and bound by the registration rights agreement set forth in Mr. Cohen’s employment agreement, which entitles Mr. Cohen to certain rights with respect to the registration under the Securities Act of our securities he holds. Under such registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or the account of other security holders, Mr. Cohen is entitled to notice of the registration and has the right to include the securities of ours that he holds in the registration. Mr. Cohen’s registration rights are subject to certain conditions, including the right of any underwriters of these offerings to limit the number of shares included in any of these registrations. We have agreed to pay all expenses related to these registrations, except for underwriting discounts and selling commissions.

In November 2021, the Company, Conversant A and Conversant B entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company filed a shelf registration statement registering the resale of up to 6,941,912 shares of common stock held or issuable to Conversant A and Conversant B and such registration statement was declared effective by the SEC on October 25, 2023. In addition, the Registration Rights Agreement provides that, subject to certain requirements and customary conditions, Conversant A and Conversant B are permitted to make one demand that the Company file a registration statement to register the Registrable Securities and within any 12-month period, one demand that the Company consummate a “takedown” off of any such registration statement. The Registration Rights Agreement also provides Conversant A, Conversant B and their affiliates with “piggy-back” registration rights. The Company is required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commission on the sale of Registrable Securities.

In June 2023, the Company, Conversant A and Conversant B entered into the Commitment Agreement pursuant to which, among other things, the parties agreed that the shares of common stock issued or issuable to Conversant A and Conversant B thereunder will constitute “Registrable Securities” under the Registration Rights Agreement and that the terms of such Registration Rights Agreement will apply mutatis mutandis to such shares. Furthermore, the Company agreed to cooperate in adding such shares of common stock to any shelf registration statement filed with the SEC covering previously unregistered common stock owned or to be owned by Conversant A and Conversant B. The Company registered the resale of all of the 1,417,500 shares of common stock issued or issuable to Conversant A and Conversant B pursuant to the Commitment Agreement (including the shares of common stock issued to Conversant A and Conversant B as a commitment fee) as part of the shelf registration statement discussed above in satisfaction of such obligations.

In February 2024, the Company and the Investors entered into the Securities Purchase Agreement pursuant to which, among other things, the Company agreed to use its commercially reasonable efforts to prepare and file with the SEC a registration statement of the Company registering the resale of the common stock sold pursuant to the Securities Purchase Agreement. This registration statement is being filed to satisfy such obligations.

Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws

Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to, among other things, discourage coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board in hopes of improving the terms of any such takeover bids.

Authorized but Unissued Capital Stock. We have 30,000,000 authorized shares of common stock and 15,000,000 authorized shares of preferred stock. Due to our authorized but unissued common stock and preferred stock, our Board may be able to discourage or make any attempt to obtain control of us more difficult. If, in the exercise of its fiduciary obligations, our Board determines that a takeover proposal is not in our best interest, the Board could issue a portion of these shares without stockholder approval, subject to any limitations prescribed by law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. These shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board; or

•	effecting an acquisition that might complicate or preclude the takeover.

In this regard, our Certificate of Incorporation grants our Board broad power to establish the rights, preferences and limitations of the authorized and unissued shares of our preferred stock. For example, our Board could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;

•	cast a proportionately larger vote together with our common stock on any proposed transaction or other voting matter;

•	elect directors having terms of office or voting rights greater than those of our other directors;

•	convert preferred stock into a greater number of shares of our common stock or other securities;

•	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or

•	exercise other rights designed to impede a takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders, and may not be taken by the written consent of our stockholders, unless such consent is unanimous. In addition, our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may, subject to the rights of holders of any series of preferred stock and unless otherwise prescribed by statute, be called only by our Board, the Chairman of our Board or stockholders possessing at least 25% of the voting power of our issued and outstanding voting stock. Stockholders may amend or repeal these provisions of our Certificate of Incorporation and Bylaws only by the affirmative vote of at least two-thirds of the voting power of our issued and outstanding voting stock.

Amendment of our Bylaws. Our Certificate of Incorporation and Bylaws grant our Board the power to adopt, amend and repeal our Bylaws upon the affirmative vote of at least a majority of the whole Board. Our stockholders may also adopt, amend or repeal our Bylaws by the affirmative vote of the holders of at least two-thirds of the voting power of our issued and outstanding voting stock.

Classified Board; Election and Removal of Directors. Our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. Directors may be removed only for cause and by the affirmative vote of a majority of our securities then entitled to vote at an election of directors. A vacancy on our Board may be filled by the affirmative vote of a majority of the directors in office. Any director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. The number of directors on our Board generally will be fixed exclusively by, and may be increased or decreased exclusively by, our Board but in no event will be less than three nor more than nine.

Advance Notice Procedures for Director Nominations and Stockholder Proposals. Our Certificate of Incorporation provides the manner in which stockholders may give notice of business to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our Board.

Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person who, together with his or her affiliates and associates, owns 15% or more of a corporation’s outstanding voting stock, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

The above description of Section 203 of the Delaware General Corporation Law is intended as a summary only and is qualified in its entirety by reference to Section 203 of the Delaware General Corporation Law.

Exclusive Forum Selection

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any director or officer or other employee or agent of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim against the Company or any director or officer or other employee or agent of the Company governed by the internal affairs doctrine shall be the federal district court for the District of Delaware (or, if the federal district court for the District of Delaware does not have jurisdiction, the Court of Chancery of the State of Delaware).

Limitation of Liability of Directors and Officers

Our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	of a director for unlawful payment of a dividend or unlawful stock purchases or redemptions;

•	for any transaction from which the director or officer derived an improper personal benefit; or

•	of an officer in any action by or in the right of the Company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, as applicable, including breaches resulting from grossly negligent behavior, except in the situations described above.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

We agreed to use our commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by each of the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Norton Rose Fulbright US LLP.

EXPERTS

The consolidated financial statements of Sonida Senior Living, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 incorporated in this prospectus by reference from the Sonida Senior Living, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

SONIDA SENIOR LIVING, INC.

Up to 7,126,318 Shares of Common Stock

Prospectus

September 27, 2024

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The fees and expenses, other than underwriting discounts and commission, payable by us in connection with the resale of the shares in this offering are as follows:

SEC registration fee	$ 27,858.10
Accounting fees and expenses*	20,000
Legal fees and expenses*	50,000
Printing expenses*	15,000
Miscellaneous fees and expenses*	10,000
Total*	$122,858.10

*	Estimated solely for this item. Actual expenses may vary.

Item 15. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. We expect to maintain policies insuring our and our subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article Twelfth of our Certificate of Incorporation eliminates the personal liability of each of our directors and officers to us and our stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable; provided, however, that such provision does not eliminate or limit the liability (i) for any breach of such director’s or officer’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payments of dividends or unlawful stock purchases or redemptions), as the same exists or as such provision may hereafter be amended, supplemented or replaced, (iv) for any transactions from which such director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Company. In addition, Article Twelfth provides that each of our directors or officers will not be personally liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law that further limits the liability of a director and officers and is enacted after the adoption of our Certificate of Incorporation.

Article Thirteenth of our Certificate of Incorporation provides that we will indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of us or (ii) while a director or officer of us, is or was serving at the request of us as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law. For purposes of Article Thirteenth, a “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding. Such right includes the right to be paid by us for expenses (including without limitation attorneys’ fees) actually and reasonably incurred by such individual in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law.

The foregoing discussion of the Delaware General Corporation Law and our Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute and such Certificate of Incorporation filed with the SEC.

We have obtained a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as our directors and officers, including liabilities arising under the Securities Act.

Item 16. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-33379) filed with the SEC on September 8, 1997).

4.1.1	Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 1999).

4.1.2	Second Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2020).

4.1.3	Third Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2021)

4.1.4	Fourth Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 10, 2021).

4.1.5	Fifth Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 16, 2023).

Exhibit Number	Description

4.1.6	Sixth Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Registration (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 22, 2024).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2013).

4.2.1	Amendment to the Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 10, 2021).

4.2.2	Second Amendment to the Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K with the SEC on March 27, 2024).

4.3	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, par value $0.01, of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2021).

5.1*	Opinion of Norton Rose Fulbright US LLP

23.1*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)

23.2*	Consent of RSM US LLP

24.1*	Power of Attorney (included on signature pages)

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)	That:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 27, 2024.

SONIDA SENIOR LIVING, INC.

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Sonida Senior Living, Inc. hereby constitutes and appoints Brandon M. Ribar, Kevin J. Detz and David R. Brickman, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Brandon M. Ribar Brandon M. Ribar	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 27, 2024

/s/ Kevin J. Detz Kevin J. Detz	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2024

/s/ David W. Johnson David W. Johnson	Chairman of the Board	September 27, 2024

/s/ Noah R. Beren Noah R. Beren	Director	September 27, 2024

/s/ Benjamin P. Harris Benjamin P. Harris	Director	September 27, 2024

/s/ Lilly H. Donohue Lilly H. Donohue	Director	September 27, 2024

/s/ Jill M. Krueger Jill M. Krueger	Director	September 27, 2024

/s/ Robert T. Grove Robert T. Grove	Director	September 27, 2024

/s/ Shmuel S.Z. Lieberman Shmuel S.Z. Lieberman	Director	September 27, 2024

/s/ Elliot R. Zibel Elliot R. Zibel	Director	September 27, 2024